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                                                                   EXHIBIT 10.24



                                 THIRD AMENDMENT
                                       TO
                                MASTER AGREEMENT

         This Third Amendment To Master Agreement (this "Amendment") dated as of December 20, 2002, by and among CHOICEPOINT INC., a Georgia corporation, as Lessee and Guarantor, SUNTRUST BANKS, INC., a Georgia corporation, as Lessor, and SUNTRUST BANK (formerly known as SunTrust Bank, Atlanta), a Georgia state banking corporation, as Agent.

                              W I T N E S S E T H :

         WHEREAS, the Lessee, the Lessor and the Agent have entered into that certain Master Agreement, dated as of July 31, 19 97, as amended by Amendment to Master Agreement dated as of September 30, 1998 and Second Amendment to Master Agreement dated as of December 30, 1999 (as so amended, the "Master Agreement") (capitalized terms used herein without definition shall have the meanings ascribed to them in Appendix A to the Master Agreement); and

         WHEREAS, the Lessee and certain of its affiliates has entered into a $100,000,000 asset securitization program and the original revolving credit agreement of the Lessee has been replaced by a Revolving Credit Agreement dated as of May 10, 2002 among the Lessee, as Borrower, the Lenders party thereto from time to time, SunTrust Bank, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, and U.S. Bank National Association and BNP Paribas, as Documentation Agents, and the Lessee has requested that certain changes be made to the financial and certain other covenants in the Master Agreement and related definitions in Appendix A to the Master Agreement in order that they would reflect the existence of such asset securitization and that such covenants be substantially the same as in such replacement Revolving Credit Agreement, and the Lenders are willing to so agree, subject to the terms and conditions hereof;

         NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereby agree that the Master Agreement is hereby amended as follows:

         Section 1. Modifications to Master Agreement. The parties hereto amend the Master Agreement as follows:

         1.1 Section 4.1(w) (Environmental Matters) of the Master Agreement is hereby amended by deleting the text thereof and substituting therefor the following:

                  (a) The Consolidated Companies have received no notices of claims or potential liability under, and are in compliance with, all applicable Environmental Laws, where such claims and liabilities under, and failures to comply with, such statutes, regulations, rules, ordinances, laws or licenses, would reasonably be expected to result in penalties, fines, claims or other liabilities to the Consolidated Companies having a Material Adverse Effect.


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                  (b)      None of the Consolidated Companies has received any
         notice of violation or notice of any action, either judicial or administrative, from any governmental authority (whether United States or foreign) relating to the actual or alleged violation of any Environmental Law, including, without limitation, any notice of any actual or alleged spill, leak, or other release of any Hazardous Material by any Consolidated Company or its employees or agents, or as to the existence of any contamination on any properties owned by any Consolidated Company, where any such violation, spill, leak, release or contamination would reasonably be expected to result in penalties, fines, claims or other liabilities to the Consolidated Companies having a Material Adverse Effect.

                  (c) The Consolidated Companies have obtained all necessary governmental permits, licenses and approvals which are material to the operations conducted on their respective properties, including without limitation, all required material permits, licenses and approvals for
         (A) the emission of air pollutants or contaminants, (B) the treatment or pretreatment and discharge of waste water or storm water, (C) the treatment, storage, disposal or generation of hazardous wastes, (D) the withdrawal and usage of ground water or surface water, and (E) the disposal of solid wastes.

         1.2 Section 5.1(h) (Financial Covenants) of the Master Agreement is hereby amended by replacing such Section in its entirety with the following:

                  (h)      Financial Covenants.

                           (i) Fixed Charge Coverage Ratio. Maintain as of the last day of each fiscal quarter, a Fixed
                  Charge Coverage Ratio, calculated for the fiscal quarter then ended and the immediately preceding three fiscal quarters, equal to or greater than 2.5 to 1.0.

                           (ii) Funded Debt to Consolidated EBITDA. Maintain as of the last day of each fiscal quarter, a maximum ratio of Funded Debt to Consolidated EBITDA, calculated for the fiscal quarter then ended and the immediately preceding three fiscal quarters, of less than or equal to 3.0 to 1.0.

         1.3 Section 5.2(a)(xi) (Liens) of the Master Agreement is hereby amended by deleting the phrase "fifteen percent (15%)" where it appears therein, and substituting therefor the phrase "ten percent (10%)".

         1.4 Section 5.2(c) (Mergers, Consolidations) of the Master Agreement is hereby amended by replacing such Section in its entirety with the following:

                  (a) Mergers, Consolidations. Merge or consolidate with any other Person, except that the foregoing restrictions shall not be applicable to:

                           (i) mergers or consolidations of (x) any Subsidiary with any other Subsidiary or (y) any Subsidiary with the Lessee; or

                           (ii) mergers or consolidations in which any Person engaged in businesses in which the Lessee is engaged as of the Closing Date or substantially


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                  related thereto merges or consolidates with the Lessee or any of its Subsidiaries where the surviving corporation is the Lessee or such Subsidiary; or

                           (iii)    the merger of ChoicePoint Capital
                  Corporation into ChoicePoint Capital, Inc.;

         provided that before and after giving effect to any such merger or consolidations and any Funded Debt incurred by the Lessee or such Subsidiary in connection with such merger or consolidation, (x) the Lessee is and will be in compliance with Section 5.1(h) hereof and if the consideration paid by the Lessee or such Subsidiary in connection with such merger or consolidation is greater than $100,000,000, the Lessee has delivered pro forma financial covenants calculations demonstrating such compliance, in such detail and using such form of presentation of historical and forecasted financial information as may be satisfactory to the Agent with copies provided to each Funding Party (based on the projected Fixed Charges or Funded Debt, as the case may be, for the immediately succeeding four fiscal quarters (including Fixed Charges incurred as a result of the incurrence of any such Funded Debt) and the historical Consolidated EBIT (including the Consolidated EBIT of such Person)); and (y) no other Default exists hereunder;

         1.5 Section 5.2(e) (Investments, Loans, Etc.) of the Master Agreement is hereby amended by replacing Section 5.2(e)(i) and (ii) in its entirety with the following:

                           (i) Investments in the stock of Subsidiaries of the Lessee and Receivables Subsidiaries existing as of the Third Amendment Date or existing as Subsidiaries of the Lessee immediately prior to the making of such Investment, and Investments in the form of loans and advances by the Lessee to any Subsidiary;

                           (ii) Investments in the stock or other assets of any other Person that is engaged in a business permitted by
                  Section 5.2(j) hereof; provided, that after giving effect to such Investment and any Funded Debt incurred by the Lessee or such Subsidiary in connection with making such Investment, (x) the Lessee is and will be in compliance with Section 5.1(h) hereof and if the Investment is greater than $100,000,000, the Lessee has delivered pro forma financial covenants calculations demonstrating such compliance, in such detail and using such form of presentation of historical and forecasted financial information as may be satisfactory to the Agent; (y) no other Default exists hereunder (based on the projected Fixed Charges or Funded Debt, as the case may be, for the immediately succeeding four fiscal quarters (including Fixed Charges incurred a result of the incurrence of any such Funded
                  Debt) and the historical Consolidated EBIT (including the Consolidated EBIT of such Person)); and (z) as a result of such Investment, such Person becomes a Subsidiary of the Lessee.

         1.6 Section 5.2 (Negative Covenants) of the Master Agreement is hereby amended by adding the following new paragraphs at the end thereof;


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         (m) Sale and Leaseback Transactions. Sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which any Consolidated Company intends to use for substantially the same purpose as the property being sold or transferred.

         (n) Actions under Certain Documents. Without the prior written consent of the Agent and the Required Funding Parties, modify, amend or supplement the Asset Securitization Agreements to (i) increase the program limit amount in excess of $175,000,000, (ii) modify any requirement of prepayment or repayment thereunder which would shorten the final maturity or average life of the Indebtedness outstanding thereunder or make the requirement of prepayment more onerous, or (iii) make any covenant or event of default contained therein more restrictive as to the Lessee and its Subsidiaries than the provisions of this Master Agreement.

         (o) Amendments; Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any subordinated debt of the Lessee or any of its Material Subsidiaries, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any subordinated debt of the Lessee or any of its Material Subsidiaries.

         1.7 Appendix A to the Master Agreement is hereby amended by adding the following definitions of "Third Amendment Date" and "Receivables Subsidiaries" in the appropriate alphabetical order:

         "BOND OBLIGATIONS" means all obligations of the Consolidated Companies arising under or pursuant to that certain Lease Agreement (the "Equipment Lease") dated as of December 1, 2001, by and between Development Authority of Fulton County, as lessor of certain equipment described therein (the "Development Authority"), and the Lessee, as lessee of such equipment, and all other instruments, documents, and agreements relating to such lease or that certain $30,000,000 Development Authority of Fulton County Taxable Industrial Development Revenue Bond (ChoicePoint Inc. Project), Equipment Series (the "Bond"), including, without limitation, that certain Bond Guaranty Agreement dated as of December 31, 2001, issued by the Lessee, in its capacity as guarantor (in such capacity, the "Bond Guarantor") in favor of the Lessee, in its capacity as purchaser of the Bond (the "Bond Purchaser") pursuant to which the Bond Guarantor unconditionally guaranteed payment and performance of the debt service on the Bond for the benefit of the Bond Purchaser (the Bond Purchaser having financed the acquisition by the Development Authority of the equipment which was leased to the Lessee), and, since the Lessee is the lessee, the Bond Purchaser and the Bond Guarantor, the Bond Obligations are not required to be classified as a liability of the Lessee in accordance with GAAP.

         "ASSET SECURITIZATION" means the $100,000,000 asset securitization program entered into by the Receivable Subsidiaries and Three Pillars Funding Corporation.

         "ASSET SECURITIZATION AGREEMENTS" means those documents which govern the Asset Securitization.


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         "THIRD AMENDMENT DATE" means December 20, 2002.

         "RECEIVABLES SUBSIDIARIES" means, collectively, ChoicePoint Capital, Inc., a Delaware corporation and ChoicePoint Financial, Inc., a Delaware corporation.

         1.8 Appendix A to the Master Agreement is further hereby amended by replacing the definitions of "Consolidated Companies", "Consolidated Fixed Charges", "Consolidated Interest Expense", "Consolidated Net Income (Loss)", "Consolidated Rental Expense", "Funded Debt", "Indebtedness", "Lease Documents", "Lease Obligations", "Material Subsidiary", and "Subsidiary" in their entirety with the following:

         "CONSOLIDATED COMPANIES" means, collectively, the Lessee and all of its Subsidiaries other than the Receivables Subsidiaries.

         "CONSOLIDATED FIXED CHARGES" means, for any fiscal period of the Lessee, the sum of (A) Consolidated Interest Expense, plus (B) Consolidated Rental Expense, plus (C) dividends and distributions on Capital Stock paid in cash during such fiscal period by the Lessee, any other Consolidated Company or any Receivables Subsidiary.

         "CONSOLIDATED INTEREST EXPENSE" means, for any fiscal period of the Lessee, total interest expense of the Consolidated Companies and the Receivables Subsidiaries (including without limitation, interest expense attributable to capitalized leases in accordance with GAAP, all commissions, discounts and other fees and charges owed with respect to bankers acceptance financing, and total interest expense (whether shown as interest expense or as loss and expenses on sale of receivables) under a receivables purchase facility) determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED NET INCOME (LOSS)" means, for any fiscal period of the Lessee, the net income (or loss) of the Consolidated Companies and the Receivables Subsidiaries for such period (taken as a single accounting period), but excluding therefrom (to the extent otherwise included therein) the income of any Consolidated Company or any Receivables Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Company or Receivables Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation.

         "CONSOLIDATED RENTAL EXPENSE" means, for any fiscal period of the Lessee, the operating lease expense of the Consolidated Companies and the Receivables Subsidiaries determined in accordance with GAAP for leases with an initial term greater than one year, as disclosed in the notes to the Lessee's consolidated financial statements of the Consolidated Companies or as disclosed in the Notes to any Receivables Subsidiary's financial statements, determined on a consolidated basis in accordance with GAAP.

         "CREDIT AGREEMENT" means the Revolving Credit Agreement, dated as of May 10, 2002 among the Lessee, as Borrower, the Lenders party thereto from time to time, SunTrust Bank, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, and U.S. Bank National Association and BNP Paribas, as Documentation Agents.


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         "FUNDED DEBT" means all Indebtedness for money borrowed, Indebtedness evidenced or secured by purchase money Liens, capitalized leases, outstandings under asset securitization vehicles, conditional sales contracts and similar title retention debt instruments, including any current maturities of the foregoing, which by its terms matures less than one year from the date of any calculation thereof or which is renewable or extendable at the option of the obligor to a date beyond one year from such date. The calculation of Funded Debt shall include (i) all Funded Debt of the Consolidated Companies and the Receivables Subsidiaries, plus (ii) all Funded Debt of other Persons to the extent guaranteed by a Consolidated Company or a Receivables Subsidiary, to the extent supported by a letter of credit issued for the account of a Consolidated Company or a Receivables Subsidiary, or as to which and to the extent which a Consolidated Company or a Receivables Subsidiary or their respective assets otherwise have become liable for payment thereof, plus (iii) the redemption amount with respect to the stock of the Lessee required to be redeemed during the next succeeding twelve months at the option of the holder or its Subsidiaries. Notwithstanding the foregoing, "Funded Debt" shall exclude (x) the Lease Obligations in an amount not to exceed $77,000,000 (but Lease Obligations in excess of $77,000,000 shall be included in "Funded Debt"), and (y) all operating lease obligations.

         "INDEBTEDNESS" of any Person means, without duplication (i) all obligations of such Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes or other similar instruments); (ii) all rental obligations under leases required to be capitalized under GAAP; (iii) all Guaranties of such Person; (iv) all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation (but without duplication), any Reimbursement Obligations (as defined in the Credit Agreement), and banker's acceptances issued for the account of such Person; (v) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed; (vi) obligations or other liabilities under currency contracts, interest rate hedging contracts, or similar agreements or combinations thereof to the extent required to be disclosed in such Person's financial statements in accordance with GAAP and (vii) the Lease Obligations. Notwithstanding the foregoing, "Indebtedness" shall exclude the Bond Obligations to the extent not required to be classified as a liability in accordance with GAAP.

         "LEASE DOCUMENTS" means, collectively, (i) the Operative Documents,
(ii) that certain Lease Agreement, dated as of August 29, 2001, by and between the Lessee and certain of its Subsidiaries, as lessees, and Atlantic Financial Group, Ltd., as lessor, pursuant to which the Lessee has leased certain real property located at 1050 Alderman Drive, Alpharetta, GA 30005, (iii) that certain Master Agreement, dated as of August 29, 2001, by and among the Lessee and certain of its Subsidiaries, as lessees, the Lessee, as guarantor, Atlantic Financial Group, Ltd., as lessor, and SunTrust Bank, as Agent, (iv) a contemplated transaction by and among Development Authority of Fulton County, the Lessee, and Atlantic Financial Group, Ltd., wherein, in connection with a contemplated Development Authority of Fulton County Taxable Industrial Development Revenue Bond (ChoicePoint Inc. Project), Building Series, which bond is currently contemplated to be in a principal amount of approximately $52,200,000, the property subject to the Master Agreement and the Lease Agreement described in clauses (ii) and (iii) will be transferred by Atlantic Financial Group, Ltd. to Development Authority of Fulton County, leased back by Atlantic Financial Group, Ltd. and subleased by the Lessee from Atlantic


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Financial Group, Ltd., still subject to such Master Agreement and the terms contained in such Lease Agreement and (v) all other documents, instruments and agreements executed in connection therewith (as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted by this Agreement).

         "LEASE OBLIGATIONS" means the obligations of the Lessee under the Lease Documents in an aggregate amount not to exceed $77,000,000, as such amount may be increased with the consent of the Funding Parties and in accordance with
Section 7.12 of the Credit Agreement.

         "MATERIAL SUBSIDIARY" means each Subsidiary of the Lessee (other than the Receivables Subsidiaries), now existing or hereafter established or acquired, that at any time prior to the Lease Termination Date (i) has or acquires assets which constitute fifteen percent (15%) or more of the Total Assets or (ii) accounts for or produces fifteen percent (15%) or more of Consolidated EBITDA during the most recently completed fiscal year of the Lessee.

         "SUBSIDIARY" means, with respect to any Person, any corporation or other entity (including, without limitation, partnerships, joint ventures, and associations) regardless of its jurisdiction of organization or formation, at least a majority of the total combined voting power of all classes of voting stock or other ownership interests of which shall, at the time as of which any determination is being made, be owned by such Person, either directly or indirectly through one or more other Subsidiaries; provided, that the Receivables Subsidiaries shall not be deemed to be Subsidiaries hereunder.

         1.9 Exhibit E (Compliance Certificate) to the Master Agreement is hereby deleted and Exhibit E attached hereto is substituted therefor.

         Section 2. Representations and Warranties. The Lessee represents and warrants to each of the other parties hereto that each of the representations and warranties of the Lessee contained in the Master Agreement and in each other Operative Document is true and correct in all material respects on the Effective Date, with the same effect as though made on and as of the Effective Date and, for purposes of this Section, all references in such representations and warranties to the "Operative Documents" shall be deemed to include this Amendment (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

         Section 3. Effectiveness. Subject to the execution and delivery of this Amendment by all parties hereto, this Amendment shall be deemed effective on the date set forth in the preamble to this Amendment (the "Effective Date").

         Section 4. GOVERNING LAW. THIS AMENDMENT HAS BEEN DELIVERED IN, AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

         Section 5. References. All references to the words "Master Agreement" shall hereinafter refer to the Master Agreement as amended by this Amendment.


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         Section 6.        Counterparts. This Amendment may be executed in any
number of counterparts and by different parties hereto on separate counterparts, each executed counterpart constituting an original but all together one agreement.

                         (signatures on following page)


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         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Master Agreement to be duly executed by their respective officers thereunto duly authorized as of the date and year first above written.


                                    CHOICEPOINT INC.,
                                    as Lessee and Guarantor



                                    By: /s/ David E. Trine
                                       -------------------------
                                    Name Printed: David E. Trine
                                    Title: Treasurer



                                    Attest: /s/ Mary M. Young
                                       ---------------------------------
                                    Name Printed: Mary M. Young
                                    Title: Assistant Corporate Secretary

                                    [CORPORATE SEAL]


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                                    SUNTRUST BANKS, INC.,
                                    as Lessor



                                    By: /s/ Daniel S. Komitor
                                       ----------------------------
                                    Name Printed: Daniel S. Komitor
                                    Title: Director


                                    SUNTRUST BANK,
                                    as Agent



                                    By: /s/ Daniel S. Komitor
                                       ----------------------------
                                    Name Printed: Daniel S. Komitor
                                    Title: Director


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